Exhibit 21.1

REV Renewables, Inc.

List of Subsidiaries

Name	Jurisdiction of Organization
Aspen Generating, LLC	Delaware
Bath County Energy Holdings	Delaware
Bath County Energy, LLC	Delaware
Bolt Energy FinanceCo, LLC	Delaware
Bolt Energy Holdco Financing,	Delaware
Bolt Energy Intermediate Holding	Delaware
Bolt Energy Investment, LLC	Delaware
Fund III Rev Renewable Holdco, LLC	Delaware
Harbor Hydro Holdings, LLC	Delaware
Harbor Hydro Intermediate Holdings, LLC	Delaware
Helix Maine Wind Development, LLC	Delaware
Kibby Wind Holdings, LLC	Delaware
LeConte Energy Storage, LLC	Delaware
Quattro Solar Holdco, LLC	Delaware
Quattro Solar Holdings, LLC	Delaware
Rev Renewables Holdco, LLC	Delaware
Rev Renewables Holdings, LLC	Delaware
Rev Renewables Intermediary, LLC	Delaware
Rev Renewables Ops, LLC	Delaware
Rev Renewables, Inc.	Delaware
Rev Renewables, LLC	Delaware
Seneca Generation Holdings, LLC	Delaware
Seneca Generation, LLC	Delaware
Yards Creek Energy Holdings	Delaware
Yards Creek Energy, LLC	Delaware